For period ending  12/31/99

File number 33 -  66214

77(C).  Matters submitted to a vote of security holders.

   a.  Annual meeting of shareholders:  December 1, 1999

   a.1  Directors elected:

Richard G. Capen, Jr., H. Frederick Christie, Don R. Conlan, Diane C. Creel, Martin Fenton, Leonard R. Fuller, Abner D. Goldstine, Paul G. Haaga, Jr., Richard G. Newman, and Frank M. Sanchez.

   a.2 Ratification or rejection of proposed changes to the Fund's investment restrictions:

 To eliminate the restriction regarding pledging assets;

Votes:
Affirmative              Against                   Abstain
8,680,299                539,896                   332,496

(Broker Non-Votes:  2,943,099)
  To eliminate the restriction regarding oil, gas or mineral exploration;

Votes:
Affirmative              Against                   Abstain
8,689,981                508,478                   354,232

(Broker Non-Votes:  2,943,099)
 a.3 Ratification or rejection of the election by the Board of Directors of PricewaterhouseCoopers LLP as the independent public accountant for the Fund:

Votes:
Affirmative              Against                   Abstain
12,270,048               46,764                    178,978